Exhibit 10.4


                              OPERATING AGREEMENT

     THIS OPERATING AGREEMENT made as of September 27, 1989, between Aqua Cool Enterprises Inc., a Massachusetts corporation ("ACE"), and Ionics, Incorporated, a Massachusetts corporation ("Ionics").

                                  WITNESSETH:

     WHEREAS, ACE intends to engage in the business of marketing and selling bottled water in the eastern portion of the United States; and

     WHEREAS, Ionics is presently engaged in the business of producing, distributing and selling bottled water, owns water purification technology, equipment and know-how to produce bottled water and has personnel experienced in the ownership and operation of a bottled water business; and

     WHEREAS, ACE has requested Ionics to provide certain equipment, supplies and material and to render services in connection with the ownership, operation and expansion of a bottled water business, and Ionics is willing to do so on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, ACE and Ionics, intending to be legally bound, do hereby covenant and agree as follows:

     SECTION 1. DUTIES AND SERVICES OF IONICS. ACE hereby engages Ionics as its agent to render services and perform duties in connection with the operation of a bottled water business (the "Subject Business"), as hereinafter set forth, and Ionics hereby accepts such engagement. Ionics shall in connection with the ownership and operation by ACE of the Subject Business provide and be responsible for, directly or through Ionics' officers and employees assigned from time to time to ACE:

     (a) The hiring, assignment or furnishing and supervision of all personnel necessary to maintain and operate the Subject Business;

     (b) The collection of all revenues, fees, charges and other compensation due to ACE in connection with the ownership and operation of the Subject Business;










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     (c) The maintenance of the Subject Business according to all standards reasonably acceptable to ACE, including providing for normal repairs, replacements and maintenance;

     (d) The use of its reasonable business efforts to keep the operation of the Subject Business in compliance in all respects with all material applicable rules, regulations and orders of any federal, state, county or municipal authority having jurisdiction over the Subject Business;

     (e) The disbursement of all sums payable by ACE as operating or capital expenses, including Ionics' compensation hereunder;

     (f) The marketing, sales promotion and advertising in connection with the ownership and operation of the Subject Business;

     (g) The maintenance of a comprehensive system of office records and books of account in conformity with generally accepted accounting principles and other record keeping practices customary in the bottled water business, and the preparation of all tax and other reports, returns and statements required to be prepared or filed by ACE;

     (h) The making of recommendations to ACE with respect to all major policy decisions concerning the operation of the Subject Business, including but not limited to financial planning, expansion of the Subject Business, capital projects and additions, establishment of lease rates and other prices, advertising and promotional campaigns, representation before governmental and regulatory authorities and applications for new and amendment and renewal of operating licenses and permits;

     (i) All relations between ACE and all banks and other financial institutions or others which have loaned money to or extended credit to ACE;

     (j) The maintenance of (or the otherwise having available to it) facilities and staff, including managerial, administrative and technical personnel, reasonably necessary and adequate in all material respects to perform promptly and properly its obligations hereunder;

     (k) The use of its reasonable business efforts to cause ACE to be in compliance in all material respects with all contracts, leases and other agreements to which it is a party or by which its assets are bound and which are material to ACE, either individually or collectively;

     (1) The carrying by ACE, to the extent funds are available therefor, and in amounts determined by ACE, of such casualty and other liability insurance as may be reasonable and similar to that of comparable companies similarly situated;






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     (m) The establishment, maintenance and operation of distribution centers, including warehousing, distribution and related facilities and services;

     (n) The preparation of such financial, operating and other reports and budgets as ACE may reasonably request or as may be necessary in connection with the operation of the Subject Business; and

     (o) All other services reasonably necessary for the ownership and operation of the Subject Business.

     Notwithstanding the foregoing, Ionics' managerial and supervisory authority shall be subject to the ultimate responsibility of ACE as owner and operator of the Subject Business. Ionics shall have the authority to and will use its reasonable business efforts to operate the Subject Business substantially in accordance with the operating budget and capital budget, as, from time to time, furnished to Ionics by ACE. Without limiting the generality of the foregoing, Ionics will not knowingly cause any expenditure or commitment to be made on behalf of ACE which would cause any material deviation from any such operating budget or capital budget unless, in its reasonable business judgment, the failure to make such expenditure or commitment might be expected to have a material adverse effect on the business, operations, financial condition, results of operation or prospects of the Subject Business.

     In addition to and not in limitation of the foregoing, subject to all of the other terms and conditions of this Agreement, including without limitation
Section 3, Ionics agrees to provide (or cause to be provided) and sell to ACE, and ACE agrees to accept and purchase from Ionics:

          (a) Equipment, supplies and materials (including but not limited to Aqua Cool water, bottles, coolers, labels, cups, motor vehicles, promotional materials and stationery) in quantities requested by ACE and at prices determined from time to time in accordance with the provisions of Section 3(d); and

          (b) Purchase money financing (either directly or from third parties of recognized standing) for the purchase of coolers in an amount equal to one hundred percent (100%) of the purchase price of the coolers up to an aggregate principal amount of $6,250,000 outstanding at any time pursuant to substantially the terms and conditions (including without limitation those providing for interest at 14% per annum and five-year straight-line amortization of principal) of the purchase money note attached hereto as Exhibit A and/or, at the election of Ionics, lease financing (either directly or from third parties of recognized standing) for the coolers pursuant to substantially the terms and conditions (including without limitation those





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providing for an effective interest rate of 14% per annum and five-year, straight-line amortization) of the equipment lease attached hereto as Exhibit B; provided, however, that notwithstanding the foregoing, Ionics shall have the right, in its sole discretion, upon the occurrence and continuance of any event which, with notice, or the passage of time, or both, would give Ionics the right to terminate this Agreement pursuant to the provisions of Section 4, to cease providing (or causing to be provided) any such purchase money financing or leasing accommodation.

     Ionics covenants and agrees with ACE as follows:

          (a) Ionics will provide, from time to time, annual and quarterly projections of amounts estimated to be payable by ACE to Ionics pursuant to the provisions of this Agreement, such projections to be furnished on a timely basis in order to enable ACE to furnish the projections required to be delivered by it pursuant to the terms of the Loan Agreement;

          (b) Ionics will treat as confidential and protect in the same manner as it protects its own comparable information all information with respect to the Subject Business which is of a confidential nature;

          (c) Subject to the receipt of a confidentiality agreement in form, scope and substance reasonably satisfactory to Ionics, Ionics will permit ACE (or, at ACE's option, outside accountants, appraisers or examiners retained by ACE), from time to time during normal business hours, upon reasonable prior notice, at ACE's expense, to examine, inspect, audit and copy or make extracts from all property and all books and records of Ionics relating to the Subject Business and the performance of Ionics' obligations under this Agreement, including, without limitation, relating to the computation of the amounts payable by ACE to Ionics pursuant to the provisions of this Agreement;

          (d) Upon termination of this Agreement, Ionics will deliver to ACE copies of such financial and other records and information (including without limitation computer software programs, source codes and similar information) pertaining to the Subject Business as ACE may reasonably request, it being understood that Ionics shall be entitled to retain copies of all such records and other information and that such delivery may be conditioned on ACE furnishing to Ionics a confidentiality agreement in form, scope and substance reasonably satisfactory to Ionics; and

          (e) Ionics will use its reasonable business efforts to comply in all material respects with all applicable laws, ordinances, rules, regulations and orders of any federal, state, county or municipal authority having jurisdiction of its activities in providing the services and supplying the equipment, supplies and materials to be furnished and supplied pursuant to the terms of this Agreement.




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     SECTION 2. NATURE OF IONICS' SERVICES. All actions taken by Ionics pursuant to the provisions of Section 1 shall be taken as agent of ACE and all obligations or expenses incurred thereunder shall be for the account, on behalf of and at the expense of ACE. Any payments to be made by Ionics hereunder shall be made from such sums as are available in the operating account of ACE or as may be provided by ACE. Ionics shall not be obligated to make any advance to or for the account of ACE or to pay any sum, except from funds held or provided as aforesaid.

     Notwithstanding any of the provisions of this Agreement to the contrary,
(a) Ionics shall not be in default under this Agreement if its failure to perform as hereunder required shall be due to ACE's failure to advance funds in sufficient amounts for Ionics to comply with the terms hereof as provided in
Section 1; and (b) the performance of each and all of Ionics' duties hereunder which requires the expenditure of money shall be performed only to the extent of revenues received by Ionics from the operation of the Subject Business or from ACE made available to Ionics for that purpose.

     SECTION 3. COMPENSATION OF IONICS. As compensation for its services and furnishing certain equipment, supplies and materials hereunder, ACE will pay to Ionics, at the times and in the manner set forth below, the following fees and reimbursements:

          (a) payable to Ionics monthly at or after the time of incurrence, reimbursement for all Reimbursable Expenses (as defined and described in Exhibit C hereto) incurred during the term of this Agreement;

          (b) payable on the tenth day of the first month of each calendar quarter in arrears, an amount equal to 5.0% of the gross revenues (before deductions of any costs or expenses, but excluding customer deposits, if any, and revenues derived from the sale of any assets other than assets sold or leased in the ordinary course of business) from the ownership and operation of the Subject Business accrued for the prior calendar quarter;

          (c) $50,000 payable upon the start-up (as demonstrated by receipt of revenues of not less than $1,000) of each of approximately eight (8) distribution centers; and

          (d) payable to Ionics monthly (except as otherwise provided in Section 1 with respect to coolers) at or after the time of delivery, for equipment, material and supplies an amount equal to Ionics' "fully allocated cost" of such equipment, material and supplies plus ten percent (10%). For purposes of this paragraph (d), the term "fully allocated costs" shall mean, with respect to bottled water, the amount established, from time to time, by Ionics as the average fully allocated cost of all Aqua Cool bottling plants of Ionics in the United States, regardless of the actual costs of the particular plant or plants which may be




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supplying bottled water to ACE. Attached hereto as Exhibit D are copies of computer printouts illustrating the computation of "fully allocated costs" of bottled water and coolers (which coolers may be leased pursuant to the equipment lease attached hereto as Exhibit B) to be provided by Ionics to ACE. Notwithstanding the foregoing, ACE and Ionics agree that Ionics shall have the right, from time to time, to change the method or methods by which "fully allocated costs" are calculated with respect to bottled water or coolers (or any other item of material or supplies) to be provided by Ionics to ACE so long as such method is (a) applied uniformly by Ionics to all aspects of its bottled water business, (b) conforms with generally accepted accounting principles, and
(c) not objected to in writing by ACE within thirty (30) days of being advised of such change as being unreasonable. As indicated on Exhibit D, "fully allocated costs" are determined initially based on "standard costs" with an annual adjustment based on variances and actual costs. Accordingly, Ionics and ACE agree that promptly upon the determination of the actual amount of "fully allocated costs," ACE shall pay to Ionics, or Ionics shall issue a credit to ACE for, as the case may be, the amount due pursuant to such determination. In the event of any disagreement as to the amount of any "fully allocated costs," or the reasonableness of any method for computing such costs hereafter adopted by Ionics, the determination of the independent public accountants of Ionics shall be binding and conclusive on ACE and Ionics, unless, within fifteen (15) days of receipt of such determination, ACE shall have notified Ionics in writing that it objects to such determination. In the event of any such objection, ACE shall, at its expense, appoint a firm of independent public accountants to review such determination and in the event such firm is unable to agree with the Accountants, the two accountants shall appoint a third firm of independent public accountants (the cost of which shall be borne equally by Ionics and ACE) whose determination shall be binding and conclusive on Ionics and ACE.

     Amounts not paid to Ionics within ninety (90) days of when due and payable shall bear interest at the rate of fourteen percent (14%) per annum until paid.

     SECTION 4. TERM OF THE AGREEMENT. The term of this Agreement shall commence as of the date hereof and terminate upon the earliest to occur of any of the following:

          (a) Upon the consent in writing of the parties; or

          (b) By ACE, in its sole discretion, (i) upon the continuance of any material default by Ionics hereunder for more than thirty (30) days after written notice, except that if such default is not one of a repeated nature and if Ionics promptly commences and diligently prosecutes the cure of such default to completion, and such cure is not reasonably achievable within such thirty
(30) day period, such thirty (30) day period shall be extended to the period of





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time reasonably required to complete such cure (such period in no event, however, to exceed an additional ninety (90) days) or (ii) upon the occurrence of any Event of Bankruptcy (as hereinafter defined) with respect to Ionics; or

          (c) By Ionics, in its sole discretion, (i) upon the continuance of any material default by ACE hereunder, including, without limitation, failure (except to the extent prevented by the terms of the Intercreditor and Subordination Agreement, of even date, among ACE, Ionics and Westinghouse Credit Corporation ["WCC"]) to make the payments required by the provisions of
Section 3 for more than thirty (30) days after written notice to ACE (with a copy to WCC), or any repeated failure to make such payments without any such notice, or for more than forty-five (45) days after written notice to ACE (with a copy to WCC) in the case of any other such default, except that if such default is not of a repeated nature and if ACE promptly commences and diligently prosecutes the cure of such default to completion, and such cure is not reasonably achievable within such forty-five (45) day period, such forty-five (45) day period shall be extended to the period of time reasonably required to complete such cure (such period in no event, however, to exceed an additional ninety (90) days) or (ii) upon the occurrence of any Event of Bankruptcy with respect to ACE; or

          (d) Upon the sale, exchange or other disposition or destruction by fire or other casualty or taking by eminent domain of all or substantially all of the assets of the Subject Business, except as otherwise provided in Section 5; or

          (e) Upon the liquidation of the assets of or the dissolution of ACE, except as otherwise provided in-Section 5; or

          (f) In any event, at 12:00 midnight on December 31, 1999.

     Any termination by ACE or Ionics pursuant to paragraphs (b) and (c), respectively, shall be effected by written notice to the other at any time during the continuance of the event giving rise to the right of termination.

     "Event of Bankruptcy" shall mean, with respect to Ionics or ACE, any of the events or occurrences set forth in paragraphs (f), (g), (h), (i), (j), (k) or (o) of Section 8.1 of the Loan Agreement.

     Loan Agreement shall mean the Loan Agreement dated as of September 27, 1989, between ACE and WCC, as from time to time amended with the prior written consent of Ionics. ACE agrees that it will not amend, modify or change, or consent to any amendment to, modification of, or change of, the Loan Agreement or any of the other Loan Documents (as defined in the Loan Agreement) which would adversely affect Ionics or the ability of ACE to make all of the






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payments and to perform all of its obligations under this Agreement without the prior written consent of Ionics.

     SECTION 5. TRANSFER OF THE SUBJECT BUSINESS. Notwithstanding anything to the contrary contained herein, if (a) all or substantially all of the assets of ACE should be transferred to any other corporation or entity and (b) such corporation or other entity is controlled by or under the common control of the current stockholders of ACE, this Agreement shall continue in full force and effect and be binding upon any such transferee. In any such event, this Agreement shall also continue to be binding upon Ionics.

     SECTION 6. RIGHTS ON TERMINATION. In the event of a termination of this Agreement as specified in Section 4, ACE shall remain liable for any fees and expense reimbursement accrued or otherwise due and owing under Section 3 on such date of termination.

     SECTION 7. REPRESENTATIONS; LIABILITY AND INDEMNIFICATION. Each of the parties represents and warrants to the other party that:

          (a) This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as (i) the enforceability thereof may be affected by bankruptcy, insolvency, reorganization, marshalling, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties and the obligations of debtors, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          (b) Neither the execution and delivery of this Agreement or any other agreement or document to be executed and delivered pursuant hereto, nor compliance with the terms, conditions and provisions hereof, by it:

               (i) will conflict with, or result in a breach or violation of, or constitute a default under, any of the terms, conditions or provisions of any law, or of any rule, regulation, order, writ, injunction or decree of any court or government, domestic or foreign, or any commission, bureau or administrative agency thereof, on is part, or

               (ii) will conflict with, or result in breach or violation of or constitute a default in the performance, observance or fulfillment of any obligation, covenant or condition contained in, or constitute, or but for any requirement of giving of notice or passage of time or both would constitute, an event of default by it under, any obligation, covenant or condition contained in the charter or by-laws of such party or any evidence of







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indebtedness or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or any other agreement or instrument to which it is a party or by which it or any of its properties are bound (each such evidence of indebtedness, agreement or instrument being hereinafter sometimes called a "Contractual Obligation"), or constitute, or but for any requirement of giving of notice or passage of time or both would constitute, an event of default by him under, any Contractual Obligation.

     (c) It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation as set forth at the beginning of this Agreement with all requisite power and authority, corporate and other, to execute and deliver and perform its obligations under this Agreement.

     ACE shall bear any and all losses resulting from the ownership and operation of the Subject Business, and Ionics shall not, under any circumstances, be held liable therefor, or for any mistakes or errors in judgment or for any act or omission believed by it in good faith to be within the scope of its authority hereunder, whether or not such act or omission is ineffective or in any way fails to achieve the purposes of this Agreement, except that Ionics is not exculpated hereby to the extent Ionics would be liable for fraud, willful misconduct or gross negligence in the performance of its obligations and duties hereunder as hereinafter in this Section provided. Ionics shall not be held to have incurred any liability to ACE or to any third party by virtue of any action taken in good faith by it in discharge of its obligations and duties hereunder, and ACE agrees to indemnify Ionics and hold Ionics harmless with respect to any and all claims that may be made against it in respect thereof, except with respect to any claims resulting from the fraud, willful misconduct or gross negligence of Ionics in the performance of its obligations and duties hereunder. Ionics agrees to indemnify ACE and hold ACE harmless with respect to any and all claims that may be made against it resulting from the fraud, willful misconduct or gross negligence of Ionics in the performance of its obligations and duties hereunder.

     The doing of any act or the failure to do any act by Ionics, the effect of which may cause loss or damage to ACE, if done pursuant to advice of legal counsel selected with reasonable care, shall be presumed not to constitute willful misconduct, fraud or gross negligence on the part of Ionics, unless such advice was induced by Ionics' willful misconduct, fraud or gross negligence. For purposes of this section, the term Ionics includes the principals, officers, agents, directors and employees of Ionics, but nothing in this section imposes any liability by contract or otherwise on such principals, agents, officers, directors and employees.








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     SECTION 8. OTHER BUSINESSES; RELATIONSHIP. ACE recognizes that Ionics is presently engaged in the bottled water business in certain portions of the Designated Territory, and that Ionics and its affiliates are or may become associated in some manner (as manager, owner, partner or otherwise) with other businesses and entities, any or all of which may be engaged in a business that is the same as or similar to the business of ACE, and it is agreed that, except as hereinafter in this Section 8 specifically set forth, Ionics and its affiliates may engage in all such other business ventures, and any other business of any other nature or description, independently or with others, without regard to whether such business shall be competitive with the business of ACE or any of its affiliates. Neither ACE nor any of its affiliates shall have any right in and to any such independent ventures or the income or profits derived therefrom as a result of entering into this Agreement, and neither Ionics nor any of its affiliates shall have any obligation to present any such independent venture or the opportunity to participate in any such independent venture to ACE or any of its affiliates. Ionics may enter into agreements with any of its affiliates for the provision of property, goods or services to ACE, provided that the price and terms for such property, goods or services are no less favorable to ACE than the price and terms for property, goods or services reasonably available from unaffiliated persons.

     Notwithstanding the provisions of the foregoing paragraph, Ionics agrees that neither it nor any of its subsidiaries, affiliates or licenses shall, directly or indirectly, (a) subsequent to the date hereof and prior to the earlier to occur of (i) January 1, 1996 and (ii) the use of or commitment to use substantially all of the proceeds of the sale of the 20% Senior Notes due 1996 of ACE and the Preferred Stock of ACE to WCC pursuant to the Loan Agreement and the Preferred Stock Purchase Agreement, respectively, each dated as of the date hereof, open any additional distribution centers (other than those presently existing [or expansions thereof]) for bottled water in any of the jurisdictions included within the Designated Territory; or (b) subsequent to the expiration of the proscription provided by the preceding clause (a), open any distribution center for bottled water, or otherwise market, distribute or sell, directly or indirectly, bottled water to customers, within twenty five
(25) miles of any then existing distribution center of ACE within the Designated Territory. For purposes of this Agreement, the term "Designated Territory" shall mean the following jurisdictions: Connecticut, Delaware, the District of Columbia, Maryland, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and Virginia.

     SECTION 9. SPECIFIC PERFORMANCE; OTHER REMEDIES. The parties recognize that their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted





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by law. Anything in this Agreement to the contrary notwithstanding, upon any termination of this Agreement each party shall be entitled to actual damages only (which, in the case of ACE, shall include damages to WCC) and in no event to consequential or punitive damages, measured by loss of anticipated profits or otherwise.

     SECTION 10. EXPENSES. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise provided in Section 3.

     SECTION 11. NOTICES, ETC. All notices and other communications hereunder shall be in writing and shall be (i) mailed by first class or express mail, postage prepaid, (ii) sent by telex, telegram, telecopy or other similar form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (iii) personally delivered to an officer of the receiving party. All such notices and other communications shall be mailed, sent or delivered,

     (a) If to ACE, 65 Grove Street, Boston, MA 02109, Attn: President, with copies to Messrs. Sullivan & Worcester, One Post Office Square, Boston, MA 02109, Attn: Norman A. Bikales, Esq., or to such other person(s) or address(es) as ACE may have furnished in writing to Ionics;

     (b) If to Ionics, at 65 Grove Street, Watertown, MA 02172, Attn: Chief Executive Officer, with copies to Messrs. Sullivan & Worcester, One Post Office Square, Boston, MA 02109, Attn: Norman A. Bikales, Esq., or to such other person(s) or address(es) as Ionics may have furnished in writing to ACE; and

     (c) If to WCC, at One Oxford Center, Fourteenth Floor, 301 Grant Street, Pittsburgh, PA 15219, Attn: First Westinghouse Capital Corporation, with copies to Eckert Seamans Cherin & Mellott, 600 Grant Street, Pittsburgh, PA 15219,
Attn: C. Kent May, Esq., or to such other person(s) or address(es) as WCC may have furnished in writing to ACE and Ionics.

     Any notice so addressed and mailed shall be deemed to be given when so mailed. Any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the party to whom it is given.

     SECTION 12. ENTIRE AGREEMENT. The parties hereto agree that this Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter;




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and there are no restrictions, agreements, arrangements, oral or written, between the parties relating to the subject matter hereof which are not fully expressed or referred to herein.

     SECTION 13. WAIVERS AND FURTHER AGREEMENTS. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such waiver unless it by its own terms explicitly provides as to the contrary, shall be construed to effect a continuing waiver of the provision being waived, and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     SECTION 14. AMENDMENTS. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought and shall, in any event, be subject to the provisions of the Loan Agreement, including, to the extent therein required, the consent of WCC.

     SECTION 15. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall, except as hereinafter or as in Section 5 provided, not be assignable by either party without the written consent of the other; provided, however, that this Agreement may be assigned by Ionics to any subsidiary or affiliate of Ionics (which has available to it substantially the same personnel and facilities as are available to Ionics), and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest and permitted assigns, including without limitation any successor to Ionics pursuant to merger, consolidation or sale or other transfer of all or substantially all of its assets and business.

     SECTION 16. NO PARTNERSHIP. Nothing contained in this Agreement is intended to create, nor shall any provision hereof be or be construed so as to create, a partnership, joint venture, co-venture, or joint undertaking by and among Ionics and ACE, it being the express intention of the parties hereto that the relationship created hereby shall be that of separate and independent contractors acting at all times in their sole and individual capacities.

     SECTION 17. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable



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as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case, except when such construction could operate as an undue hardship on either party, or constitute a substantial deviation from the general intent and purpose of such party as reflected in this Agreement.

     SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

     SECTION 19. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 20. GENDER. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

     SECTION 21. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws (other than the law governing conflicts of interest) of The Commonwealth of Massachusetts.

     SECTION 22. CONSENT TO JURISDICTION AND SERVICE. To the extent permitted by applicable law, each party hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of The Commonwealth of Massachusetts and of any Federal Court located in the said Commonwealth in connection with any actions or proceedings brought against any party arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each party hereby waives and agrees not to assert in any such action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of any such court, (b) such party is immune from any legal process




/130




                                      -14-

(whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property,
(c) any such suit, action or proceeding is brought in an inconvenient forum,
(d) the venue of any such suit, action or proceeding is improper, or (e) this Agreement may not be enforced in or by any such court. In any such action or proceeding, each party hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified or registered first-class mail directed to such party at its address in accordance with Section 11. Anything hereinbefore to the contrary notwithstanding, any party may sue any other party in the courts of any country, State of the United States or place where such party or any of the property or assets of such party may be found or in any other appropriate jurisdiction.

     IN WITNESS HEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

                                AQUA COOL ENTERPRISES INC.


                                By: /s/ K. Kachadurian
                                   -----------------------------
                                   Name: K. Kachadurian
                                   Title: President


                                IONICS, INCORPORATED


                                By: /s/ Arthur L. Goldstein
                                   ----------------------------
                                   Name: Arthur L. Goldstein
                                   Title: President and Chief Executive Officer

















/131



                                    EXHIBIT C

                             REIMBURSABLE EXPENSES



     The following is an itemization of the expenses for which ACE will reimburse Ionics. In all categories, the expenses must be attributable to the ownership or operation of the Subject Business.

     A.   Salaries, Benefits and Taxes.

          One hundred percent (100%) (in the case of 1. and 2. below) and an allocated share (in the case of 3. and 4. below) of the salaries, wages and benefits and the associated employer's portion of FICA and employment taxes for the following personnel:

          1. Those working full-time for or assigned to any distribution center of ACE;

          2. Those working full-time for or assigned to the principal executive office or any other office of ACE (including any portion of any Ionics office assigned to such personnel);

          3. Those working for the bottled water business of Ionics (other than those referred to in 1. and 2. above); and

          4. Those working for the general administrative staff of Ionics (other than Arthur L. Goldstein, Kachig Kachadurian and Theodore
               G. Papastavros [or their respective successors]).

     B.   Third Party Fees, Costs and Expenses

          One hundred percent (100%) (in the case of 1. and 2. below) and an allocated share (in the case of 3. and 4. below) of the fees, costs and other expenses payable to third parties for the following types of products or services: (i) legal, accounting, engineering, consulting and other professionals, (ii) travel and entertainment,
          (iii) advertising, promotion, marketing and similar services or products, (iv) insurance, (v) rent and lease of real and personal property, (vi) utilities and similar services (electric, gas, telephone, telex, facsimiles, water [other than bottled water purchased from Ionics], etc.), (vii) computer (hardware and software), and (viii) taxes of every nature:

          1. Those furnished or provided directly to, or payable as a result of the business or operations of, any distribution center of ACE;




/132






                                      - 2 -


          2. Those furnished or provided directly to, or payable as a result of the business or operations of, the principal executive office or any other office of ACE;

          3. Those furnished or provided to the bottled water business of Ionics (other than those referred to in 1. and 2. above); and

          4.   Those furnished or provided to Ionics generally.

     C.   Ionics Administrative Charge

          ACE shall reimburse Ionics for an allocated share of the general administrative fees, costs and expenses of Ionics (including without limitation those of a nature described in B. above to the extent furnished or provided by Ionics rather than third parties) which are attributable to the Subject Business, the bottled water business generally or the business and operations of Ionics generally other than (i) those of a nature included (or excluded) in A. above and
          (ii) those which form a part of "fully allocated costs" as provided in Section 3(d). (By way of illustration only, for example, (a) if personnel assigned to ACE shall be located at any office of Ionics, ACE shall reimburse Ionics for an allocated share of rent, utilities, and similar costs, the actual telephone charges (to the extent determinable), (b) if Ionics' personnel design a brochure for the bottled water business, ACE shall bear an allocated portion thereof, and (c) if Ionics shall revise one of its employee benefit plans (which covers, among others, personnel assigned to ACE, ACE shall bear an allocated portion thereof.)

     D.   Determination of Allocated Share

          For purposes of determining ACE's allocated share of a particular item, only operations of Ionics in the United States shall be taken into account and Ionics shall apply such method or methods, consistent with generally accepted accounting principles and applied consistently for all aspects of Ionics' businesses conducted in the United States, as it may reasonably determine from time to time. (By way of illustration only, for example, in the case of personnel, to the extent readily determinable, it may be on the basis of actual time expended. In the event ACE shall, within thirty (30) days of being requested to reimburse Ionics for its allocated share of any fees, costs or expenses, object to the basis of such allocation as being unreasonable, the matter shall be referred to the independent accountants of Ionics whose determination shall be


/133






                                      - 3 -


          conclusive on ACE and Ionics, unless, within fifteen (15) days of receipt of such determination, ACE shall have notified Ionics in writing that it objects to such determination. In the event of any such objection, ACE shall, at its expense, appoint a firm of independent public accountants to review such determination and in the event such firm is unable to agree with the Accountants, the two accountants shall appoint a third firm of independent public accountants (the cost of which shall be borne equally by Ionics and ACE) whose determination shall be binding and conclusive on Ionics and ACE.






































/134



                              COOLER MANUFACTURING

              EXAMPLE OF FULLY ALLOCATED COST CALCULATION FOR 1990

TOTAL PRODUCTION:  Cold Units           7,500
                   Hot & Cold Units     7,500
                                       ------
                         Total         15,000


Direct Materials                         Cold, $               Hot & Cold, $
----------------                         -------               -------------
        Compressor & Condenser             38                       38
        Cold Tank Assembly                 35                       35
        Hot Tank Assembly                  --                       33
        Thermostats, Switches               4                        8
        Sheet Metal                        18                       18
        Molded Plastic Parts               11                       11
        Miscellaneous Parts                13                       15
        Packing                             3                        3
                                          ---                      ---
                                Total     122                      161


Direct Labor
------------

        (Assembly, Testing, etc)          26                        35

Total Direct Costs                     $ 148                     $ 196
------------------                     -----                     -----











/135



Allocated Costs
---------------
         General & Administration
                  Personnel            70,000
                  Depreciation         25,000
                  Rent & Utilities     40,000
                  Miscellaneous        15,000
                                      -------
         Total Costs for Allocation   150,000

        Allocation per unit $150,000 / 15,000 = $10.00

Cost Summary                           Cold                   Hot & Cold
------------                           ----                   ----------

        Total Direct Costs              148                        196
        Allocated Costs                  10                         10
                                    -------                    -------
                             Total  $   158                    $   206


10% Fee                                15.8                      20.6
                                    -------                    -------
                                     173.80                     226.60

Total
-----

        Weighted Avg. Cost          $200.20

Approximate Average Cost            $200.00
------------------------














/136



                                    EXHIBIT D

                              BOTTLING FACILITIES

              EXAMPLE OF FULLY ALLOCATED COST CALCULATION FOR 1990



Production Volume:  Five Gallon:         715,000
                    One Gallon:        2,800,000

Variable Costs         Unit $             Qty                    $
--------------         ------             ---                   ---
        Five Gallon     0.45             715,000              357,500
        One Gallon      0.27           2,800,000              700,000


Bottling Facility Expenses Both Facilities
------------------------------------------
        Labor                                                 440,000
        Depreciation                                          150,000
        Consumables                                            50,000
        Raw Water                                              34,000
        Utilities                                              44,000
        Rent                                                  116,000
        Containerization                                       40,000
        Repair & Maintenance                                   10,000
        Insurance                                              16,000
        Interest on investment                                150,000
        Other Expenses                                         10,000

Expenses
--------

        Selling                                               120,000
        General & Administrative                              120,000
                                                           ----------
Total Costs for Allocation                                 $1,300,000
--------------------------



/137




Allocated Costs
---------------
   Five Gallon $1,300,000 x 0.55* / 715,000  =   1.00
                 Variable Cost                   0.45
                                                -----
                 @ 10% fee                       1.45
                                                0.145
                                               ------
Total Five Gallon Cost                                     $1.595
----------------------                                     ------

   One Gallon $1,300,000 X 0.45* / 2,800,000 =  0.21
                 Variable Cost                  0.27
                                               -----
                                                0.48
                 @ 10% fee                     0.048

Total One Gallon Cost                                      $ 0.53
---------------------                                      ------

*Allocation factor based on summary of facility costs




























/138



                                    EXHIBIT D

                              BOTTLING FACILITIES

                     CALCULATION OF VARIABLE COSTS FOR 1990


FIVE GALLON VARIABLE COSTS                    $
--------------------------                  -----
Cap                                         0.045

Freight (Average cost to Spokes)            0.405
                                           ------
                                           $0.45



ONE GALLON VARIABLE COSTS
-------------------------

Bottle                                      0.136
Cap                                         0.017
Labels (Front & Back)                       0.017
Box                                         0.10
                                           ------
                                           $0.27
























/139